UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 2, 2024

SHINECO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37776	52-2175898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

T1, South Tower, Jiazhaoye Square, Chaoyang District,
Beijing, People’s Republic of China 100022

(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 10-87227366

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SISI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2024, Shineco Inc. (the “Company”) announced that Mr. Aamir Ali Quraishi resigned as an independent director of the Company, effective December 17, 2024. He will be replaced by Mr. Jun Fu, who was appointed to the Board of Directors of the Company on December 3, 2024.

Mr. Quraishi’s retirement was not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Jun Fu will serve as an independent director in accordance with the rules of the Nasdaq Capital Market and the Company’s corporate governance policies. Mr. Jun Fu has extensive expertise and business experience in financial services and corporate governance.

The election of Mr. Jun Fu as a director was not made pursuant to any arrangement or understanding between Mr. Fu and any other person. Mr. Fu will serve on the Audit Committee, the Compensation Committee, and as the Chairman of the Nominating Committee of the Board of Directors. There are no current or proposed transactions in which Mr. Fu or any member of his immediate family has, or will have, a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Jun Fu will receive compensation for his service as a director consistent with our standard arrangements for non-employee directors.

The Company thanks Mr. Aamir Ali Quraishi for his contributions to the Company and wishes him well in his future endeavors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shineco Inc.

Date: December 9, 2024	By:	/s/ Jennifer Zhan
Jennifer Zhan, Chief Executive Officer